Interactive Intelligence Reports Second-Quarter 2014 Financial Results

-	Cloud-based revenues increased 77 percent from 2013 second quarter
-	Cloud-based orders represented 52 percent of total orders
-	Deferred and unbilled future cloud-based revenues up 38 percent year-over-year

INDIANAPOLIS, Aug. 4, 2014 -- Interactive Intelligence Group Inc. (Nasdaq: ININ), a global provider of software and services designed to improve the customer experience, has announced financial results for the three and six months ended June 30, 2014.

“Our second-quarter revenues show the ongoing shift of our business to the cloud and were primarily impacted by lower than expected on-premises orders as well as the deferral of revenues from two sizable contracts we expected to recognize,” said Interactive Intelligence founder and CEO Dr. Donald Brown. “The shift to the cloud market is accelerating and will continue to result in more revenues being deferred to future quarters leading to greater overall growth of recurring revenue. Given the ongoing demand for our cloud-based offering and the strength of our pipeline globally, we remain committed to making investments that drive the growth of our business. With the release of our new multi-tenant Interactive Intelligence PureCloud offering expected in October, the company remains well positioned to gain market share and reduce cost of delivery.”

Second-Quarter 2014 Financial Highlights:

-

Orders: Excluding the largest cloud-based order in the company’s history that was received in the same quarter last year, total orders increased by 12 percent from the second quarter of 2013, with cloud-based orders up 69 percent and representing 52 percent of total orders. Including this large cloud-based order, total orders decreased by 38 percent year-over-year. During the quarter, the company signed 39 orders over $250,000, including 10 orders over $1 million.

-

Revenues: Total revenues were $79.8 million, up 5 percent from the 2013 second quarter. Recurring revenues, including support fees from on-premises license agreements and fees from cloud-based customers, increased 27 percent to $44.6 million and accounted for 56 percent of total revenues. Cloud-based revenues increased 77 percent to $13.9 million. Product revenues were $21.5 million and services revenues $13.7 million, compared to $27.9 million and $13.2 million, respectively, in the second quarter of 2013.

-

Total Deferred Revenues: Deferred revenues increased to $111.9 million, up from $108.3 million as of June 30, 2013. In addition, the amount of unbilled future cloud-based revenues increased to $224.8 million from $136.0 million at the end of the 2013 second quarter. The combination of deferred and unbilled future cloud-based revenues grew to $336.7 million, up 38 percent from $244.3 million as of June 30, 2013.

-

Operating Income (Loss): GAAP operating loss was $(11.5) million, compared to GAAP operating income of $849,000 in the same quarter last year. Non-GAAP* operating loss was $(6.6) million, compared to non-GAAP operating income of $3.8 million in the second quarter of 2013. The year-over-year decline was primarily due to lower than anticipated product revenues, combined with increased sales and marketing expenses to capture cloud market share, and increased research and development expenses to accelerate time-to-market of PureCloud℠.

-	Income Taxes: Income tax benefit for the second quarter was $4.6 million. The company’s estimated annual effective tax rate is 41.0 percent.

-

Net Income (Loss): GAAP net loss was $(6.8) million, or $(0.33) per diluted share based on 20.9 million weighted average shares outstanding, compared to GAAP net income in the same quarter of 2013 of $2.9 million, or $0.14 per diluted share based on 20.9 million weighted average diluted shares outstanding. GAAP net income for the second quarter of 2013 included an income tax benefit primarily related to a change in transfer pricing implemented in the second quarter of 2013.

Non-GAAP net loss for the second quarter was $(3.7) million, or $(0.18) per diluted share, compared to non-GAAP net income of $3.4 million, or $0.16 per diluted share in the same quarter of 2013.

-	Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments totaled $86.0 million as of June 30, 2014, compared to $104.9 million as of March 31, 2014.

-

Cash Flows: The company used $1.4 million for operating activities in the quarter and used $4.9 million for capital expenditures, which included continued expansion of its cloud infrastructure and $9.3 million in connection with an acquisition.

* A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included with this press release. An explanation of these measures is also included below under the heading “Non-GAAP Measures.”

Six Months Ended 2014 Financial Highlights:

-

Orders: Excluding the largest cloud-based order in the company’s history received during the second quarter of 2013, total orders increased by 26 percent from the first six months of 2013, and cloud-based orders were up 112 percent over the first six months of 2013. Including this large cloud-based order, total orders decreased by 12 percent year-over-year. Cloud-based orders comprised 55 percent of total orders during the first six months of 2014. The company signed 73 orders over $250,000, including 19 orders over $1 million.

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Revenues: Total revenues were $159.3 million, an increase of 7 percent over the first six months of 2013. Recurring revenues increased 28 percent to $88.0 million and accounted for 55 percent of total revenues. Cloud-based revenues increased 80 percent to $26.9 million. Product revenues were $44.4 million, down 21 percent, and services revenues were $26.9 million, up 9 percent compared to the first six months of 2013.

-

Operating Income (Loss): GAAP operating loss was $(16.3) million for the first six months of 2014, compared to GAAP operating income of $4.3 million over the same period last year. Non-GAAP operating loss was $(7.6) million for the first six months of 2014, compared to non-GAAP operating income of $10.0 million during the same period last year. The year-over-year decline was primarily due to lower than anticipated product revenues, combined with increased sales and marketing expenses to capture cloud market share, and increased research and development expenses to accelerate time-to-market of PureCloud.

-

Net Income (Loss): GAAP net loss for the first six months of 2014 was $(9.4) million, or $(0.45) per diluted share based on 20.8 million weighted average shares outstanding, compared to GAAP net income for the same period in 2013 of $4.4 million, or $0.21 per diluted share based on 20.8 million weighted average diluted shares outstanding. GAAP net income for the six months ended June 30, 2013 included an income tax benefit primarily driven by a change in transfer pricing implemented during the second quarter of 2013.

Non-GAAP net loss for the first six months of 2014 was $(4.1) million, or $(0.20) per diluted share, compared to non-GAAP net income of $7.0 million, or $0.33 per diluted share during the same period in 2013.

-	Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments totaled $86.0 million as of June 30, 2014, compared to $107.8 million as of Dec. 31, 2013.

-

Cash Flows: The company generated $3.8 million in cash flow from operations during the six months ended June 30, 2014, and used $13.1 million for capital expenditures, which included continued expansion of its cloud infrastructure and $9.3 million in connection with an acquisition.

Additional Second-Quarter 2014 and Recent Highlights:

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The company signed West Interactive (a subsidiary of West Corp.) as an Elite Partner, which enables West to provide sales, service and support nationwide for the entire suite of Interactive Intelligence business communications solutions.

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Interactive Intelligence announced the launch of Interactive Intelligence PureCloud, a highly scalable, multi-tenant suite of cloud-based services for communications, collaboration and customer engagement that leverages the latest open source technologies.

-	Interactive Intelligence was named Frost & Sullivan’s 2014 North American Contact Center Systems Company of the Year.

-	CRM magazine named Interactive Intelligence its Service Leader winner in the category of interactive voice response.

Interactive Intelligence will host a conference call today at 4:30 p.m. Eastern time (EDT) featuring Dr. Brown and the company's CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence second-quarter earnings call.” The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence

Interactive Intelligence Group Inc. (Nasdaq: ININ) is a global provider of software and services designed to improve the customer experience. The company’s 6,000-plus customers worldwide have benefitted from its cloud and on-premises solutions for contact center, unified communications, and business process automation. Interactive Intelligence is among Software Magazine’s 2013 Top 500 Global Software and Service Providers, and has received a Frost & Sullivan Company of the Year

Award for the last five consecutive years. In addition, Glassdoor honored Interactive Intelligence with its 2014 Employees’ Choice Award as one of the Best Places to Work in the U.S., and Mashable ranked Interactive Intelligence second on its 2014 list of the Seven Best Tech Companies to Work For. The company was founded in 1994 and employs more than 2,000 people worldwide. Interactive Intelligence is headquartered in Indianapolis, Indiana and has offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. It can be reached at +1 317.872.3000 or info@inin.com. Visit Interactive Intelligence on the Web at www.inin.com; on Twitter at www.inin.com/twitter; on Facebook at www.inin.com/facebook; or on LinkedIn at www.inin.com/linkedin.

Non-GAAP Measures

The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments, exclude non-cash stock-based compensation expense, certain acquisition-related expenses and the amortization of certain intangible assets related to acquisitions by the company, and adjust for non-GAAP income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense and amortization of intangibles related to acquisitions are non-cash and non-GAAP income tax expense is pro forma based on non-GAAP earnings. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, our management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because stock-based compensation expense, certain acquisition-related expenses and amortization of intangibles related to acquisitions amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Our management also reviews financial statements that exclude stock-based compensation expense, certain acquisition-related expenses and amortization of intangibles amounts related to acquisitions for its internal budgets.

Forward Looking Statements

This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes and competitive pressures in the industry; worldwide economic conditions and their impact on customer purchasing decisions; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights and sensitive customer information adequately; improve the company’s brand and name recognition; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence

+1 317.715.8412

steve.head@inin.com

Seth Potter

Investor Relations

ICR, Inc.

+1 646.277.1230

seth.potter@icrinc.com

Christine Holley

Senior Director of Market Communications

Interactive Intelligence

+1 317.715.8220

christine.holley@inin.com

###

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:
Product	$ 21,548	$ 27,909	$ 44,394	$ 55,900
Recurring	44,617	35,106	88,026	68,933
Services	13,665	13,227	26,858	24,647
Total revenues	79,830	76,242	159,278	149,480
Costs of revenues:
Costs of product	6,553	7,214	13,337	15,092
Costs of recurring	15,924	10,024	30,639	19,957
Costs of services	11,298	9,846	21,815	17,707
Amortization of intangible assets	137	49	186	98
Total costs of revenues	33,912	27,133	65,977	52,854
Gross profit	45,918	49,109	93,301	96,626
Operating expenses:
Sales and marketing	30,151	26,040	57,649	49,541
Research and development	15,906	13,168	29,705	25,692
General and administrative	10,898	8,584	21,325	16,198
Amortization of intangible assets	476	468	948	931
Total operating expenses	57,431	48,260	109,627	92,362
Operating income (loss)	(11,513)	849	(16,326)	4,264
Other income (expense):
Interest income, net	275	250	557	449
Other income (expense)	(190)	27	(386)	(1,375)
Total other income (expense)	85	277	171	(926)
Income (loss) before income taxes	(11,428)	1,126	(16,155)	3,338
Income tax benefit	(4,630)	(1,775)	(6,793)	(1,020)
Net income (loss)	$ (6,798)	$ 2,901	$ (9,362)	$ 4,358
Other comprehensive income (loss):
Foreign currency translation adjustment	$ 97	$ 16	$ 656	$ 121
Unrealized investment loss - net of tax	(9)	(196)	(26)	(228)
Comprehensive income (loss)	$ (6,710)	$ 2,721	$ (8,732)	$ 4,251

Net income (loss) per share:
Basic
Diluted	$ (0.33)	$ 0.15	$ (0.45)	$ 0.22
	(0.33)	0.14	(0.45)	0.21

Shares used to compute net income (loss) per share:
Basic	20,851	19,946	20,771	19,826
Diluted	20,851	20,935	20,771	20,847

Interactive Intelligence Group, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Recurring revenue, as reported	$ 44,617	$ 35,106	$ 88,026	$ 68,933
Purchase accounting adjustments	5	63	10	148
Non-GAAP recurring revenue	$ 44,622	$ 35,169	$ 88,036	$ 69,081

Recurring revenue gross profit as reported	$ 28,693	$ 25,082	$ 57,387	$ 48,976
Purchase accounting adjustments	5	63	10	148
Non-cash stock-based compensation expense	367	208	674	375
Non-GAAP recurring revenue gross profit	$ 29,065	$ 25,353	$ 58,071	$ 49,499
Non-GAAP recurring revenue gross margin	65.1%	72.1%	66.0%	71.7%

Services revenue gross profit as reported	$ 2,367	$ 3,381	$ 5,043	$ 6,940
Non-cash stock-based compensation expense	115	67	221	116
Non-GAAP services revenue gross profit	$ 2,482	$ 3,448	$ 5,264	$ 7,056
Non-GAAP services revenue gross margin	18.2%	26.1%	19.6%	28.6%

Total revenue, as reported	$ 79,830	$ 76,242	$ 159,278	$ 149,480
Purchase accounting adjustments	5	63	10	148
Non-GAAP total revenue	$ 79,835	$ 76,305	$ 159,288	$ 149,628

Gross Profit, as reported	$ 45,918	$ 49,109	$ 93,301	$ 96,626
Revenue adjustments	5	63	10	148
Acquired technology	137	49	186	98
Non-cash stock-based compensation expense	482	275	895	491
Non-GAAP gross profit	$ 46,542	$ 49,496	$ 94,392	$ 97,363
Non-GAAP gross margin	58.3%	64.9%	59.3%	65.1%

Operating income (loss), as reported	$ (11,513)	$ 849	$ (16,326)	$ 4,264
Purchase accounting adjustments	1,218	607	1,744	1,218
Non-cash stock-based compensation expense	3,696	2,361	6,936	4,535
Non-GAAP operating (loss) income	$ (6,599)	$ 3,817	$ (7,646)	$ 10,017
Non-GAAP operating margin	-8.3%	5.0%	-4.8%	6.7%

Interactive Intelligence Group, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income (loss), as reported	$ (6,798)	$ 2,901	$ (9,362)	$ 4,358
Purchase accounting adjustments:

Increase to revenues	5	63	10	148
Reduction of operating expenses:
Customer Relationships	431	423	858	841
Technology	137	49	186	98
Non-compete agreements	45	45	90	90
Acquisition Costs	600	27	600	41
Total	1,218	607	1,744	1,218
Non-cash stock-based compensation expense:
Cost of recurring revenues	367	208	674	375
Cost of services revenues	115	67	221	116
Sales and marketing	1,037	817	2,133	1,625
Research and development	1,352	693	2,306	1,309
General and administrative	825	576	1,602	1,110
Total	3,696	2,361	6,936	4,535
Non-GAAP income tax expense adjustment	(1,815)	(2,512)	(3,410)	(3,152)
Non-GAAP net income (loss)	$ (3,699)	$ 3,357	$ (4,092)	$ 6,959

Diluted EPS, as reported	$ (0.33)	$ 0.14	$ (0.45)	$ 0.21
Purchase accounting adjustments	0.06	0.03	0.08	0.06
Non-cash stock-based compensation expense	0.18	0.11	0.33	0.22
Non-GAAP income tax expense adjustment	(0.09)	(0.12)	(0.16)	(0.16)
Non-GAAP diluted EPS	$ (0.18)	$ 0.16	$ (0.20)	$ 0.33

Interactive Intelligence Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2014	2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 34,534	$ 65,881
Short-term investments	38,664	32,162
Accounts receivable, net	64,957	80,414
Deferred tax assets, net	27,673	23,684
Prepaid expenses	26,317	21,989
Other current assets	19,372	13,566
Total current assets	211,517	237,696
Long-term investments	12,784	9,787
Property and equipment, net	42,907	36,919
Goodwill	46,026	37,298
Intangible assets, net	25,357	20,613
Other assets, net	18,701	10,909
Total assets	$ 357,292	$ 353,222

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 9,148	$ 8,727
Accrued liabilities	18,145	15,162
Accrued compensation and related expenses	13,842	17,494
Deferred product revenues	10,399	10,412
Deferred services revenues	79,886	81,630
Total current liabilities	131,420	133,425
Long-term deferred revenues	21,590	23,914
Deferred tax liabilities, net	1,901	2,388
Other long-term liabilities	7,423	4,140
Total liabilities	162,334	163,867

Shareholders' equity:
Preferred stock	-	-
Common stock	210	205
Additional paid-in-capital	184,402	170,072
Accumulated other comprehensive loss	(1,046)	(1,676)
Retained earnings	11,392	20,754
Total shareholders' equity	194,958	189,355
Total liabilities and shareholders' equity	$ 357,292	$ 353,222

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	2014	2013
	(unaudited)
Operating activities:
Net income (loss)	$ (9,362)	$ 4,358
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	7,175	5,023
Amortization	1,134	1,029
Other non-cash items	363	1,255
Stock-based compensation expense	6,936	4,535
Excess tax benefit from stock-based payment arrangements	-	(525)
Deferred income tax	(4,658)	729
Accretion of investment discount	(161)	(385)
Loss on disposal of fixed assets	23	-
Changes in operating assets and liabilities:
Accounts receivable	12,201	(1,903)
Prepaid expenses	(4,274)	(3,592)
Other current assets	(2,718)	(6,115)
Accounts payable	421	278
Accrued liabilities	2,793	(6,807)
Accrued compensation and related expenses	(3,652)	(1,962)
Deferred product revenues	(15)	6,025
Deferred services revenues	(4,066)	10,271
Other assets and liabilities	1,702	585
Net cash provided by operating activities	3,842	12,799

Investing activities:
Sales of available-for-sale investments	22,785	13,576
Purchases of available-for-sale investments	(32,167)	(22,100)
Purchases of property and equipment	(13,078)	(12,893)
Capitalized internal use software cost	(6,339)	(208)
Acquisitions, net of cash	(9,297)	(725)
Unrealized (gain) loss on investment	18	(54)
Net cash used in investing activities	(38,078)	(22,404)

Financing activities:
Proceeds from stock options exercised	4,971	7,569
Proceeds from issuance of common stock	543	404
Tax withholding on restricted stock awards	(2,625)	(899)
Excess tax benefit from stock-based payment arrangements	-	525
Net cash provided by financing activities	2,889	7,599
Net decrease in cash and cash equivalents	(31,347)	(2,006)
Cash and cash equivalents, beginning of period	65,881	45,057
Cash and cash equivalents, end of period	$ 34,534	$ 43,051

Cash paid during the period for:
Interest	$ -	$ -
Income taxes	1,687	6,954

Other non-cash item:
Purchases of property and equipment payable at end of period	$ 892	$ 355

Supplemental Data
(Dollars in thousands)
(unaudited)

	2013					2014
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Total
Margins (GAAP):
Product	71.9%	74.2%	75.5%	78.4%	75.2%	70.3%	69.6%	70.0%
Recurring	70.6%	71.4%	69.5%	67.6%	69.7%	66.1%	64.3%	65.2%
Services	31.2%	25.6%	28.9%	20.6%	26.3%	20.3%	17.3%	18.8%
Overall	64.9%	64.4%	64.5%	64.2%	64.5%	59.6%	57.5%	58.6%

Year-over-year Revenue Growth (GAAP):
Product	44.0%	41.9%	20.6%	28.3%	32.8%	-18.4%	-22.8%	-20.6%
Recurring	22.4%	23.6%	28.6%	25.2%	25.0%	28.3%	27.1%	27.7%
Services	100.6%	96.8%	74.1%	41.2%	73.0%	15.5%	3.3%	9.0%
Overall	38.8%	39.2%	31.5%	28.7%	34.1%	8.5%	4.7%	6.6%

Orders:
Over $1 million	8	13	12	15	48	9	10	19
Between $250,000 and $1 million	31	30	35	48	144	25	29	54

Number of new customers	74	89	67	86	316	54	70	124

Average new customer order:
Overall	$ 335	$ 272	$ 503	$ 485	$ 394	$ 516	$ 352	$ 423
Cloud-based	788	427	796	836	717	935	472	655